Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated April 9, 2018, between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Marc Grandisson (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 12.10.

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Company. For purposes hereof, (a) “Control” means the ownership, directly or indirectly, of (i) in the case of a corporation, Voting Securities (as defined below) representing 50% or more of the total voting power or value of all the then outstanding Voting Securities of such corporation or (ii) in the case of a partnership, limited liability company, association or other business entity (“Business Entity”), 50% or more of the partnership or other similar ownership interest of such Business Entity; and (b) “Voting Security” means any security of a corporation which carries the right to vote generally in the election of directors. For purposes of the definition of “Control,” (x) a Person will be deemed to have a 50% or more ownership interest in a Business Entity if such Person is allocated 50% or more of Business Entity gains or losses or controls the managing director or member or general partner of such Business Entity; and (y) “Controlling” and “Controlled” have meanings correlative thereto.

“Base Salary” has the meaning set forth in Section 4.01.

“Bonus Amount” means the greater of (i) the Executive’s target annual bonus under Section 4.02 for the year during which Notice of Termination is given, or (ii) the average of the Executive’s actual annual bonuses earned for the three years immediately preceding the year during which Notice of Termination is given.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the Executive’s conviction of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties; (f) the Executive’s use of illegal drugs; or (g) the material breach by the Executive of any of the covenants contained in Sections 3.01, 3.03, 5.06, 6.01, 7.01, 8.01, 9.01 or 9.02 of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order or called for in a subpoena or discovery request regular on its face, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.01.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth in Section 5.05 below, (a) the material diminution of any material duties or responsibilities of the Executive; (b) a material reduction in the Executive’s Base Salary; or (c) any other material breach by the Company of the provisions contained in this Agreement.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.05.

“Noncompetition Period” has the meaning set forth in Section 9.01.
“Nonsolicitation Period” has the meaning set forth in Section 9.02.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Start Date” has the meaning set forth in Section 2.01.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall continue to employ the Executive, and the Executive shall accept such continued employment with the Company, for the period beginning on the date hereof (the “Start Date”) and ending on the Date of Termination as provided in Section 5.01 (the “Employment Period”).

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ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (“Board”), and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions historically at the Company and at comparable companies. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without prior written consent of the Company (which consent shall not be unreasonably withheld).

SECTION 3.02. Company Board Seat. During the Employment Period, the Company shall use its best efforts to cause the Executive to be elected to the Board.

SECTION 3.03. Work Permits. The Executive shall cooperate in all reasonable respects with the Company to obtain, maintain and renew a suitable (for the purposes of the Executive’s contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for permit fees, and all other expenses, including legal expenses, in connection with obtaining and maintaining such work permit.

SECTION 3.04. Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in Bermuda. The Executive shall travel to such places on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

SECTION 3.05. Relocation. Upon the termination of Executive’s employment for any reason, the Company shall reimburse the Executive for all reasonable expenses incurred by him for the cost of relocating all of his household items to his residence country and airfare for Executive and his family to return to his residence country, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided, however, that any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year in which the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company occurs, and any such reimbursement shall be made promptly upon presentation by the Executive to the Company of the required documentation and, in all events, no later than the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” with the Company occurs.

SECTION 3.06. Indemnification; D&O Insurance. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the

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Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws. The Company shall cover the Executive as an insured under any contract of directors and officers liability insurance that is in effect from time to time covering members of the Board. The provisions of this Section 3.06 shall survive any expiration or termination of the Employment Period and continue in effect for so long as the Executive is subject to liability for any of the Executive’s acts and omissions to act occurring during his employment and service as a member of the Board.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. During the Employment Period, the Executive’s base salary will be $1,000,000 per annum (the “Base Salary”). The Base Salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance. Annually during the Employment Period the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board, in its discretion, the Executive’s Base Salary may be increased (but not decreased). Any such increase shall be Executive’s “Base Salary” for all purposes thereafter under this Agreement. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. The Executive’s salary has been computed to reflect that his regular duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive any additional remuneration for work outside normal hours.

SECTION 4.02. Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board. The Executive’s target annual bonus will be 165% of his Base Salary.

SECTION 4.03. Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)
such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)
in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of five (5) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive’s employment hereunder);

(c)	benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and

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overall administration of such plans as set forth from time to time in the applicable plan documents;

(d)
payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided on the date hereof to similarly situated senior executives residing in Bermuda, and the cost paid by the Company under this Section 4.03(d) for one calendar year shall be paid by the Company promptly upon presentation by the Executive to the Company of the required documentation and, in all events, not later than the end of the following calendar year; and

(e)	other fringe benefits customarily provided from time to time during the Employment Period to similarly situated senior executives residing in Bermuda.

SECTION 4.04. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. During the Employment Period any private aircraft owned or leased by the Companies at such time (if any), or such other air transportation as is reasonably acceptable to the Executive, shall be made available to him upon his reasonable request and at the Company’s expense for travel between Bermuda and the United States, and the level of eligible aircraft use for one calendar year under this Agreement will not affect the level of eligible aircraft use for any other calendar year.
SECTION 4.05. Share-Based Awards. The Executive shall be eligible to participate in the Company’s Long Term Incentive and Share Award Plans (and any similar plan adopted by the Company) under which share-based awards may be granted, as determined by the Board in its discretion on not less than an annual basis.

SECTION 4.06. Succession Equity Award. On the Start Date, the Company will grant to the Executive an option to purchase 205,428 shares of Common Stock of the Company (“Shares”) at an exercise price per Share equal to the closing market price per Share on the date of grant. The stock option will provide for vesting in three equal annual installments on the first, second and third anniversaries of the date of grant. The stock option will be granted pursuant to the Company’s 2015 Long Term Incentive and Share Award Plan (or a successor plan), and the other terms of the stock option will be as set forth in the applicable stock option agreement, which shall be consistent with the terms approved for stock option awards to other senior executives of the Company.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The expected term of this Agreement is for at least three years from the Start Date. Notwithstanding the foregoing, the Employment Period shall in all events end on the Date of Termination, whenever occurring. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following:  (a) the six (6) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive; (b) immediately upon the Company providing Notice of Termination for Cause to the Executive; (c) the six (6) month anniversary of the

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Executive providing Notice of Termination specifying his resignation for Good Reason to the Company; (d) the six (6) month anniversary of the Executive providing Notice of Termination by the Executive without Good Reason to the Company; (e) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; and (f) the date of Executive’s death.  In the event that there are circumstances which would give rise to a termination by the Company for Cause, the Company may, in its sole and exclusive discretion, treat such termination as a termination without Cause. Effective the Date of Termination for any reason, the Executive shall resign from all positions and in all capacities with the Company and its Affiliates or from any other company or other Person with which the Executive is serving at the Company’s request.

SECTION 5.02 Resignation by the Executive Without Good Reason. If the Employment Period shall be terminated as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, the Executive shall continue to: (a) receive Base Salary and benefits set forth in Section 4.03 through the Date of Termination, except that, if applicable, any amount payable after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.09 below; (b) the Company will make a cash lump sum payment to the Executive equal to one half of the sum of (I) the Bonus Amount, and (II) a pro-rated portion of the Bonus Amount based on the number of days elapsed in the calendar year through the Date of Termination (less the number of days, if any, of Executive’s Garden Leave), which payment shall be made on the date that is sixty (60) days following the Date of Termination, and (c) receive reimbursement of all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.

SECTION 5.03 Termination for Good Reason or Without Cause. If the Employment Period shall be terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall continue to receive Base Salary through the Date of Termination, such amount to be paid in accordance with the regular payroll practices of the Company (except that, if applicable, any amount payable after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.09 below). The Executive shall also receive: (a) an amount equal to his Base Salary for the number of months equal to the excess of twenty-four (24) over the number of months, if any, of Executive’s Garden Leave, such amount to be paid in equal installments in accordance with the regular payroll practices of the Company from the Date of Termination through the six month anniversary thereof (except that any amount otherwise payable after the Date of Termination and prior to the sixtieth (60th) day following the Date of Termination shall instead be paid on such sixtieth (60th) day, and, if applicable, any amount payable after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.09 below); (b) the sum of (i) two (2) times his target annual bonus set forth in Section 4.02, and (ii) a pro-rated portion of the Executive’s target annual bonus based on the number of days elapsed in the calendar year through the Date of Termination (less the number of days, if any, of Executive’s Garden Leave), one half of which sum shall be paid in cash in a single lump sum on the date that is sixty (60) days following the Date of Termination and the remaining half of which shall be paid in equal installments in accordance with the regular payroll practices of the Company from the Date of Termination through the six month anniversary thereof (except that any amount otherwise payable after the Date of Termination and prior to the sixtieth (60th) day following the Date of Termination shall instead be paid on such sixtieth (60th) day); (c) benefits set forth in Section 4.03 above through the Date of Termination, except that, if applicable, any amount payable after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.09 below; (d) his major medical insurance coverage benefits from the Company’s plan in effect from time to time (provided the Executive continues to pay the portion of the premiums for such coverage that are charged to similarly situated

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active employees) for a period equal to the lesser of (i) eighteen (18) months after the Date of Termination; and (ii) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plan; and (e) reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder. Notwithstanding the foregoing, the Executive shall be entitled to the amounts described above (other than Base Salary and benefits as set forth in Section 4.03 through the Date of Termination) only if (x) the Executive has entered into an irrevocable (except to the extent required by law, and to the extent required by law to be revocable, has not revoked) general release of claims, which, subject to Section 5.07 below, is reasonably satisfactory to the Company (but does not impose any post-termination restrictive covenant upon the Executive that he had not agreed to in writing prior to the Date of Termination; “Release”), on or before the date that is fifty (50) days following the Date of Termination (but not prior to the Date of Termination), and (y) the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 11.01 of this Agreement. Further, In the event the Executive does not have alternative medical coverage at the end of the eighteen (18) month period set forth in clause (d) above, the Executive and his spouse will be allowed to continue to receive major medical insurance coverage from the Company’s plan for a period equal to the lesser of (p) eighteen (18) additional months or (q) if applicable, until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan, and in such event the Executive will be required to pay the full cost of such continued coverage (“Extended Medical Benefit”).

SECTION 5.04 Termination for Other Reasons. If the Employment Period shall be terminated by the Company with Cause, as a result of the Executive’s Permanent Disability or upon the Executive’s death, the Executive (or his beneficiaries or estate, in the case of death) shall continue to (a) receive Base Salary and benefits set forth in Section 4.03 above through the Date of Termination, except that, if applicable, any amount payable after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.09 below; and (b) in the case of termination due to the Executive’s Permanent Disability or death, the Executive (or his estate or legal representative) shall (i) receive his major medical insurance coverage benefits from the Company’s plan in effect at the time of such termination for a period equal to the lesser of (x) twelve (12) months after the Date of Termination and (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plan, (ii) receive an Extended Medical Benefit, (iii) in the case of the Executive’s death, receive a Supplemental Death Benefit and in the case of the Executive’s Permanent Disability, receive a Supplemental Disability Benefit; and (c) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.

The “Supplemental Death Benefit” shall be an amount payable to the Executive’s estate or legal representative equal to two (2) multiplied by the sum of the annual Base Salary and the target annual bonus set forth in Section 4.02. Such amount will be payable in a lump sum within ninety (90) days (with the payment date within such period as determined by the Company) following the Executive’s death and shall be offset by any proceeds received by the Executive’s estate or legal representative from any life insurance coverages provided by the Company or any of its affiliates.

The “Supplemental Disability Benefit” shall be an amount per annum equal to 40% of the annual Base Salary during the period beginning on the date of the Executive’s Permanent Disability up to the month in which the Executive reaches age 65, offset by any proceeds scheduled to be received by the

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Executive or his legal representative from any disability insurance coverages provided by the Company or any of its affiliates, such amount to be paid to the Executive in equal monthly installments beginning one month after such termination of employment; provided, however, that all installments otherwise scheduled to be made after the first anniversary of such termination shall instead be made on such first anniversary in a lump sum.

SECTION 5.05. Notice of Termination and Opportunity to Cure. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause or for a resignation for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. It shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.

SECTION 5.06. Garden Leave. Following any Notice of Termination, whether by the Company or the Executive and until the end of the Employment Period, the Company may direct, in its sole and exclusive discretion, that the Executive perform no duties and exercise no powers or authorities in connection with his employment, resign from any office with the Company and its Affiliates and not attend any premises of any of the Company and its Affiliates; provided, however, that, following any such direction, the Executive will continue to be required to comply with his other obligations under this Agreement and will continue to have a duty of loyalty to the Company as an employee (“Garden Leave”). Notwithstanding the above, the Company may at its discretion require the Executive to perform duties at any time during the Garden Leave, which duties may be withdrawn at any time at the Company’s discretion, and, during the Garden Leave, the Executive shall: (a) remain an employee of the Company and be bound by the terms of this Agreement; (b) not, without the prior written consent of the Company, attend his place of work or any other premises of any of the Company and its Affiliates or access the information technology systems of the Company and its Affiliates; (c) not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, investor, supplier, agent, distributor, shareholder, adviser or other business contact of any of the Company and its Affiliates; (d) promptly disclose in writing to the Company any attempt at contact with the Executive made by any such person or entity with whom the Executive has been required to have no contact pursuant to this Section 5.06; and (e) be ready and available to perform such duties as the Company may require, ensuring that the Company knows where and how he can be contacted and complying with any written requests to contact a specified employee of the Company at specified intervals.

SECTION 5.07 Release. In consideration of the mutual promises herein and the payments detailed in this Article 5, the Executive, on behalf of himself and his heirs and assigns, in a form

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reasonably satisfactory to the Company, shall, with respect to any termination of employment under Section 5.03, execute a Release which irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company and its Affiliates, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them, of and from any and all charges, claims, complaints, demands, liabilities or causes of action, known or unknown, that the Executive may have at the effective date of the Release or has ever had against any such Person. Notwithstanding any other provision hereof, the Executive shall not be required by any general release to release claims that the Executive may have against the Company that arise after the effective date of the Release, any rights the Executive may have to enforce Section 5.03 of this Agreement, or any rights of the Executive to be indemnified under Section 3.06 or the organizational documents of the Company and its Affiliates or under applicable law or pursuant to the Company’s directors’ and officers’ liability insurance policies.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such Confidential Information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

SECTION 6.02. Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), the Executive understands that the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement with the Company or any of its Affiliates shall prohibit or restrict the Executive from making any disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, and/or pursuant to the whistleblower provisions of the Dodd-Frank Act or Sarbanes-Oxley Act.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01. Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new

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development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01. Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company in the Executive’s possession or within his control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property have been delivered to the Company.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01. Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company and its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending one (1) year after the termination of the Executive's employment (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any Restricted Business;

provided, however, that if the Executive’s termination of employment occurs as a result of the Executive’s resignation or leaving of his employment other than for Good Reason, except as provided in clause (Y) below, the Noncompetition Period shall continue beyond the Date of Termination only if (i) the Company pays the Executive, for each day during which the Noncompetition Period so continues (taking into account Section 9.04 below), an amount equal to 1/365th of the sum of (A) the Executive’s annual Base Salary, plus (B) the Executive’s Bonus

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Amount, and (C) a pro-rated portion of the Executive’s Bonus Amount based on the number of days elapsed in the calendar year through the date Notice of Termination is given, such amount to be paid in accordance with the regular payroll practices of the Company (except that any amount otherwise payable after the Date of Termination and prior to the sixtieth (60th) day following the Date of Termination shall instead be paid on such sixtieth (60th) day); and (ii) the Executive shall continue to receive his major medical insurance coverage benefits from the Company’s plan in effect from time to time (provided the Executive continues to pay the portion of the premiums for such coverage that are charged to similarly situated active employees) for a period equal to the lesser of (x) the end of the Noncompetition Period, and (y) until the Executive is provided by another employer with benefits substantially comparable (with no pre-existing condition limitations) to the benefits provided by such plan; and provided further, however, that:

(X) the Company may elect, in its sole discretion, by written notice to the Executive given not more than ten (10) business days after the date Notice of Termination is given by the Executive without Good Reason, to not continue the Noncompetition Period beyond the Date of Termination or to reduce the Noncompetition Period under such circumstances so that it ends on the date set forth in such written notice (which shall not be later than twelve (12) months after the Date of Termination), in which case the Company’s obligation to make payments and provide benefits under this Section 9.01 shall end at the end of the Noncompetition Period, and

(Y) the Company’s requirement to make payments under this Section 9.01 as a condition to continuation of the Noncompetition Period shall apply only if the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination (but not prior to the Date of Termination) and does not revoke such release prior to the end of any applicable revocation period (it being understood that such general release will not require the Executive to release his rights under this Section 9.01 and will not contain any employment restrictions or non-solicitation obligations other than those set forth in this Agreement) and the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 10.01 hereof.

“Restricted Business” means (i) any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process as of the date of termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses, and (ii) any business that is materially competitive with the businesses that (I) are at the time in question being conducted by the Company or its Affiliates with which the Executive was involved to a material extent in the twelve (12) months prior to termination of the Executive’s employment, or (II) were, during the Executive’s employment, either being conducted by, or being actively developed by, the Company or its Affiliates with which the Executive was involved to a material extent in the twelve (12) months prior to termination of Executive’s employment. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02. Nonsolicitation. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that (a) during the

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Employment Period and for a period of one (1) year after the date of termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly, induce or attempt to induce any Relevant Employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any Relevant Employee thereof or otherwise employ or receive the services of any individual who was a Relevant Employee of the Company or its Affiliates at the Date of Termination or within the twelve-month period prior thereto, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any Restricted Customer to cease doing business with the Company or its Affiliates. For purposes of this Agreement, a “Relevant Employee” shall mean a director, officer, underwriter or manager of the Company or its Affiliates, in each case with whom the Executive had material dealings at any time during the period of twelve (12) months prior to the Date of Termination. A “Restricted Customer” shall mean any firm, company or Person who was a customer, investor, supplier, client, insured, reinsured, reinsurer, broker, agent, licensee or other business relation of the Company or its Affiliates and with whom Executive had material dealings during the twelve (12) months prior to termination of the Executive’s employment.

SECTION 9.03. Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration and scope permitted by law.

SECTION 9.04 Coordination with Garden Leave. The lengths of the Noncompetition Period and the Nonsolicitation Period shall be reduced by any period that the Executive is required to remain away from the office during his notice period or not undertake his normal duties pursuant to Section 5.06 above.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01. Injunctive or Other Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company and its Affiliates contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company or its Affiliates for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company and its Affiliates may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company and its Affiliates shall have the absolute right, without the need to post a bond or any other type of security, to commence a lawsuit or other proceeding in any court of competent jurisdiction (the “Selected Court”) seeking injunctive or other equitable relief (an “Injunction Proceeding”). In furtherance thereof, the Executive expressly and irrevocably agrees that the Selected Court may exercise personal jurisdiction over him in connection with any Injunction Proceeding and further agrees not to assert that any court other than the Selected Court is a more suitable forum for an Injunction Proceeding.

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ARTICLE 11

EXECUTIVE REPRESENTATIONS

SECTION 11.01. Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects his right or ability to perform the duties contemplated by this Agreement, , and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

SECTION 11.02. Company Representations. The Company hereby represents and warrants to the Executive that (a) all acts required to be taken to authorize, deliver and perform this Agreement and the obligations of the Company provided for hereunder have been duly taken; and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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SECTION 12.05. Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid). Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:    Arch Capital Group Ltd.
        Waterloo House
100 Pitts Bay Road
Hamilton HM 12, Bermuda
Attention: Secretary
Tel: (441) 278-9250
Fax: 441-278-9255

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09. 409A and 457A. This Section 12.09 shall apply to the Executive only if, and to the extent, he is subject to Section 409A or Section 457A of the Code. It is intended that this Agreement will comply with Sections 409A and 457A of the Code (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

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Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 12.10. Section 4999 of the Code. Anything in this Agreement or the Company’s Incentive Compensation Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or any of its affiliates to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law (the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to, and in a manner consistent with the requirements of Section 409A of the Code, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be subject to the Excise Tax. In the event that any Payments are to be reduced pursuant to this Section 12.10, then the reduction shall be applied as follows: (i) first, on a pro rata basis to the Executive’s cash severance payments under Section 5.03 above, and (ii) second, on a pro rata basis to Executive’s equity incentive awards. All determinations required to be made under this Article 12 shall be made by a nationally recognized accounting or consulting firm (other than the regular outside accounting firm retained by the Company) selected by the Company and agreed to by the Executive, which

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agreement shall not be unreasonably withheld (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Company that the Executive has received a Payment, or such earlier time as is requested by the Company. Any determination by the Accounting Firm meeting the requirements of this Section 12.10 shall be binding upon the Company and the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company. If required, the Company shall enter into an engagement letter with the Accounting Firm containing reasonable and customary terms and provisions.

SECTION 12.11. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.12. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Employment Agreement, dated October 23, 2001 and most recently amended as of November 24, 2008 between the Company and the Executive. This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act 2000.

SECTION 12.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.

SECTION 12.14. Survival. Sections 3.05, 3.06, 5.03, 5.04, 5.06, 6.01, 6.02, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.15. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAW OF BERMUDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, SAVE THAT WHERE PROVISIONS OF FOREIGN LAW APPLY IN THIS AGREEMENT, THEY WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH SUCH FOREIGN LAW.

SECTION 12.16. Arbitration. Save for where the Company chooses to exercise its rights as described in Section 10.01, in the event that a dispute or difference shall arise between the parties out of, in connection with, or concerning this Agreement, such dispute shall be referred to and determined by a sole arbitrator in a confidential private arbitration in accordance with the UNCITRAL rules as same are incorporated into the Bermuda International Conciliation and Arbitration Act 1986, except as they may be modified herein or by mutual agreement of the parties. Any such arbitration proceeding shall take place before a single arbitrator. The arbitrator shall be acceptable to both the Company and the Executive. However, if the parties cannot agree on an acceptable arbitrator, then the arbitrator is to be appointed by the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch. The seat of arbitration shall be Bermuda and it shall be conducted in the English language. The parties shall bear their

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respective costs (including attorney’s fees). The Company shall pay the fee and expenses of the arbitrators. Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof. Each party agrees that it shall maintain confidentiality in respect to any arbitration between them (including any decision rendered in such arbitration) except as necessary in connection with an enforcement proceeding or as required by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Arch Capital Group Ltd.

By:	/s/ Mark D. Lyons
Name: Mark D. Lyons
Title: EVP & CFO

By:	/s/ Marc Grandisson
Marc Grandisson

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